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                                                                Exhibit 1.(3)(c)
MONY [GRAPHIC]
MONY Life Insurance Company           SCHEDULE B -
P.O. Box 4869                         Compensation Schedule
Syracuse, New York 13221              Corporate-Sponsored
                                      Variable Universal Life
                                      Form 35536NY (11/02)
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                   COMPENSATION SCHEDULE TO SELLING AGREEMENT
                 FOR CORPORATE-SPONSORED VARIABLE UNIVERSAL LIFE
                                POLICY FORM C1-96

This Schedule to the Selling Agreement by and between the undersigned and MONY Securities Corporation "MSC", a wholly owned subsidiary of the MONY Life Insurance Company "MONY", is entered into on the date appearing above the signatures below. The provisions of this schedule apply only to MONY's Corporate-Sponsored Variable Universal Life policies issued by MONY Life Insurance Company ("MONY") solicited and issued while this schedule is in effect. All compensation payable under this schedule shall be subject to the terms and conditions contained herein.

Policies Issued by MONY Solicited by
Broker/Dealer And Issued in Accordance With:           Commission On Premium Payment in:
----------------------------------------------------------------------------------------
                                                                 Year    Years    Years
                                                                   1     2 - 4   5 - 10
                                                                ----------------------
Standard Compensation Schedule (See Note 2):
--------------------------------------------
Commission on Premium Payments
..        Up to Target Premium                                     20%     8.2%     7.4%
..        In Excess of Target Premium                               3%       3%       3%
Trail Commissions at 0.10% annual rate (See Note 7)

MEC Compensation Schedule (See Note 2):
---------------------------------------
Commission on Premium Payments
..        Up to Target Premium                                     20%     8.2%     7.4%
..        In Excess of Target Premium                               2%       2%       2%
No Trail Commissions

                                      NOTES
                                      -----

1. Commission Structure: All premium amounts paid in a policy year allocated to a coverage segment will be credited to the target premium until that year's full target premium has been paid. Premiums paid in a policy year which exceed the full target premium are considered excess premiums. Premium amounts paid in a policy year will be credited to the target premium for that year only.

2. Compensation Schedules: The Standard Compensation Schedule shall apply to all policies solicited and issued under this agreement other than those to which the MEC Compensation Schedule applies. The MEC Compensation Schedule applies to any policy which is determined to be a Modified Endowment Contract at the date of issue.

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3.   Target Premium: The target premium is an amount determined by MONY with respect to a policy or rider upon which commissions are based. Target premiums shall be calculated in accordance with the rates and method of calculations described in the Corporate-Sponsored Variable Universal Life product specifications memorandum then in use by MONY. With respect to any policy, the target premium is equal to the premium amount used in determining sales charges as stated in the policy specification pages. The target premium applicable to a particular coverage segment shall be the amount shown on the endorsement associated with a coverage increase. As it applies to future business, the target premium may be changed from time to time by MONY.

4. Commission Calculations: Commissions shall only be calculated on premiums actually received and accepted by MONY. Commissions shall only be paid on an earned basis. Commissions paid in respect of this policy are not eligible for MONY's CIP3 and CIP4 financing plans.

5. Commission Rates on Increases in Specified Amount: After a policy has had an increase in Specified Amount, premiums paid shall be allocated to the initial Specified Amount and to each increase in proportion to the respective guideline annual premiums defined by the Federal income tax laws.

6. Riders and Flat Extra Premiums: The costs of the Term insurance and Guaranteed Death Benefit Riders are deducted from the policy account value and therefore have no premium attributable to them. Flat extra premiums are non-commissionable.

7. Standard Trail Commission: A trail commission equal to the amount shown in the Standard Compensation Schedule shall be paid on an annualized basis beginning in the eleventh policy year. Such trail commission shall be computed monthly as of the end of each policy month following the tenth policy anniversary based on the policy's account value less policy debt. The sum of the trail commission earned during a policy year shall be payable on the following policy anniversary. Trail commissions earned during a policy year shall be paid only if the policy is in force on the date the trail commission becomes payable.

8. Compensation Payments: Compensation on the initial premium shall be due to the Producer and/or Selling Broker/Dealer at the time of the issuance of the policy on premiums received and accepted by MONY. Compensation for premium payments other than the initial premium shall be due at the time of receipt and acceptance of the premium by MONY. After a change of Compensation Schedule or a change of Broker/Dealer, compensation due on existing policies shall be payable to the Producer and/or Selling Broker/Dealer in accordance with the Compensation Schedule in effect at the time of issuance of the policy. Moreover, when a Policy Owner terminates a Broker/Dealer, no further commissions or compensation due on existing policies after termination shall be payable to the Producer and/or Selling Broker/Dealer after the notice of termination is received and accepted by MONY.

     The amount, if any, and the time of payment of compensation on replacements, changes, conversions, exchanges, term renewals, premiums paid in advance, policies in excess of MONY's retention or policies requiring reinsurance, and other special cases and programs shall be governed by MONY's underwriting and administrative rules then in effect.

9. Commission Chargeback: In the event a policy for which commissions has been paid is lapsed or surrendered by the policy owner during the first three policy years (or in the three years following an increase in specified amount) or is returned to MONY for refund within the free-look period, or a premium for which commission has been paid is refunded by MONY, or a trailer commission for which was calculated and paid after the date of an insured's death, MONY Securities Corporation shall require reimbursement from Producer and/or Selling Broker/Dealer as follows.

     . 100% of all compensation paid to date if a return occurs during the free-look period, or if a premium is refunded, or if a lapse or surrender occurs after the free-look period but within twelve months of the policy date (or the effective date of any increase in specified amount);

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     .    50% of all compensation paid to date if a lapse or surrender occurs during the thirteenth through twenty-fourth months after the policy date (or the effective date of any increase in specified amount);

     . 25% of all compensation paid to date if a lapse or surrender occurs during the twenty-fifth through thirty-sixth months after the policy date (or the effective date of any increase in specified amount);

     . 100% of trail commissions computed and paid after the date of death of an insured;

     If the amount to be deducted exceeds compensation otherwise due, Producer and/or Selling Broker/Dealer shall reimburse MONY Securities Corporation before the next commission cycle or within 10 business days from the date of the mailing of a written demand for reimbursement, whichever is later.

10. Broker/Dealer Transfer: In the event that a Representative terminates from the Selling Broker/Dealer of record, no further compensation payments shall be remitted for credit to the Representative unless there exists a valid Selling Agreement between MONY, MONY Securities Corporation and the Selling Broker/Dealer that Representative is joining, an insurance solicitor's agreement between MONY and the selling Broker/Dealer (or an insurance licensed affiliated of the Selling Broker/Dealer), and (1) the policy
                                                        ---
     owner(s) requests in writing that the Representative remains as the Representative of record, or (2) both the former and future broker/dealers direct MONY and MONY Securities Corporation in a joint writing to transfer all policies and future compensation to the new Selling Broker/Dealer of record, or (3) the NASD approves and effects a bulk transfer of all Representative to a new Selling Broker/Dealer.

11. No Production Credit: Representatives receive no Honors Club or top Producer Support production credits for premiums paid.

     MONY and MONY Securities Corporation reserve the right to terminate or amend this schedule by providing written notification to the other parties in accordance with Section IV.C. of the Selling Agreement.

This Schedule shall be effective as of ____________________


MONY Securities Corporation
                                           ____________________________________
                                                  (Selling Broker/Dealer)

By: ______________________________        By:__________________________________
              (Signature)                               (Signature)

Title: ___________________________        Title:_______________________________

Date: ____________________________        Date:________________________________



MONY Life Insurance Company

By:_______________________________
             (Signature)

Title:____________________________

Date:_____________________________